Exhibit 99.1

April 26, 2022

Scopus Biopharma Inc.

Attn. Joshua R. Lamstein

I, Joshua Levine, submit this letter as official notification of my intent to resign from my position as director of Scopus Biopharma Inc. (the “Company”), effective immediately.

I was certified as a board member in January 2022, and was excited to take on the responsibilities of the position. Unfortunately, it became apparent to me that existing management was not as excited as I was to have me on board, and I have been forced to conclude that staying on would be an act of futility. As an example, my name has never gone up on the Company’s website and those of the former board members have never been removed, thus potentially confusing and misleading the public. More significantly, after approximately four months of numerous attempts to obtain information and establish meaningful communication that would enable me to exercise my responsibilities as a board member, including the responsibility of oversight, I am now of the opinion that such information, which has not been forthcoming thus far, will most likely not be forthcoming as long as current management and counsel is at the helm of the Company.

This letter of resignation is written without prejudice to my rights to seek advancement for costs and fees under the Company’s corporate governance documents as well as for any benefits under the Company’s insurance agreements or for director compensation and fees, if any.

Regards,

/s/ Josh Levine

Josh Levine